Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660

ROYAL GOLD ANNOUNCES FOURTH QUARTER DIVIDEND

          DENVER, COLORADO. AUGUST 31, 2006: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced that its Board of Directors has declared its fourth quarter dividend of US$0.055 per share of common stock.  The dividend is payable on October 20, 2006, to shareholders of record at the close of business on October 6, 2006.  The Company has paid dividends since 2000.

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests.  Royal Gold is publicly traded on the NASDAQ (Global Select market), under the symbol “RGLD”, and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

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